CSW International, Inc.
                        Intercompany Service Transactions
                    For the Quarter Ended September 30, 1996
                                   (Unaudited)



            Name                     Type of Service                 Amount
-----------------------------  --------------------------------   -------------
CSW Energy, Inc.               Salaries and overheads                $491,461
(Wholly owned subsidiary of    in support of CSW International,
Central and South West         Inc. projects.
Corporation)

Central and South West         Salaries, overheads, and travel     $1,301,093
Services, Inc. (Wholly owned   in support of CSW International,
subsidiary of Central and      Inc. projects.
South West Corporation)

Guarantees issued by or for the account of CSW, CSWI, or any
project parent.                                                       None